Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Investor Relations: Tony Schor/Paul Arndt	Media Relations: Will Anderson
Investor Awareness, Inc.	Obidicut LLC
847-945-2222	503-452-7621
info@investorawareness.com	will@obidicut.net

OXIS INTERNATIONAL THIRD QUARTER RESULTS SHOW

GROWTH IN RESEARCH ASSAYS REVENUES

PORTLAND, Oregon – November 19, 2003 – OXIS International, Inc. (OTCBB: OXIS) (Noveau Marché: OXIS) today announced a 23 percent increase in revenues for the quarter ended September 30, 2003, as compared to the same quarter in 2002. This contributed to a net loss of $144,000, or $0.01 per share for the third of 2003, down from $298,000, or $0.03 per share for the same period in 2002. The company cited an increase in sales from its Health Products Division involving the Company’s oxidative stress assays as the primary reason for the increased revenues.

Total revenues for the third quarter of 2003 were $560,000, as compared to $426,000 for the third quarter of 2002. Total revenues for the first nine months of 2003 were $1,770,000, as compared to $1,575,000 for the first nine months of 2002. The company reported an increase in gross profit of $305,000 for the quarter, as compared $185,000 in gross profit reported for the same period in 2002. For the first nine months, gross profit was $837,000, up from $659,000 reported for the first nine months of 2002.

Operating expenses dropped from $481,000 in the third quarter of 2002 to $445,000 for the third quarter of 2003. Operating expenses for the first nine months of 2003 were $1,406,000, as compared to $1,369,000 for the first nine months in 2002.

“The Company’s oxidative stress assays continue to drive our growth in revenue,” stated Ray R. Rogers, president and CEO of OXIS. “Two studies published in the October 23rd issue of the New England Journal of Medicine have focused more attention among the research community on the use of oxidative stress assays to predict the potential for cardiovascular disease in humans. In addition, our oxidative stress screening tests for the profiling of cattle’s susceptibility to disease continue to move forward in trials at major commercial feedlots.”

OXIS International, headquartered in Portland, Oregon, focuses on developing technologies and products to research, diagnose, treat and prevent diseases associated with damage from free radical and reactive oxygen species – diseases of oxidative stress. The company holds the rights to three therapeutic classes of compounds in the area of oxidative stress and, through its Health Products division, develops, manufactures and markets products and technologies to diagnose and treat diseases caused by oxidative stress.

Statements in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, any statements regarding beliefs, plans, estimates, projections, expectations, goals or intentions regarding the future. Forward-looking statements in this release include statements regarding the Company’s oxidative stress assays continuing to drive the company’s growth in revenues, the use of oxidative stress assays to predict the potential for cardiovascular disease in humans and the company’s oxidative stress screening tests for the profiling of cattle’s susceptibility to disease continuing to move forward in trials at major commercial feedlots. Factors that could cause actual results to differ materially from the forward-looking statements include risks and uncertainties such as unforeseen difficulties related to the company’s oxidative stress and other diagnostic products; decreases in the rate of spending by the company’s customers; results from further studies or tests concerning the correlation of GPx to the likelihood of a cardiovascular events; the development by the company’s competitors of new competing products; and other risks indicated in the company’s filings with the Securities and Exchange Commission. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the documents filed by the company with the Securities and Exchange Commission, specifically the annual report on Form 10-KSB for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003 and the company’s quarterly reports on Form 10-Q filed thereafter.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars, except earnings per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$560	$426	$1,770	$1,575
Cost of revenue	255	241	933	916

Gross profit	305	185	837	659
Operating expenses:
Research and development	86	154	262	350
Selling, general and administrative	359	327	1,144	1,019

Total operating expenses	445	481	1,406	1,369

Operating loss	(140)	(296)	(569)	(710)

Other income and expenses:
Other income	—	—	8	62
Interest income	—	2	1	6
Interest expense	(4)	(4)	(11)	(15)

Total other income and expenses	(4)	(2)	(2)	53

Loss before income taxes	(144)	(298)	(571)	(657)

Income taxes	—	—	—	—

Net loss	(144)	(298)	(571)	(657)

Other comprehensive income (loss)
Foreign currency translation adjustment	(45)	(8)	23	(14)

Comprehensive loss	$(189)	$(306)	$(548)	$(671)

Net loss per share – basic and diluted	$(.01)	$(.03)	$(.04)	$(.07)

Weighted average number of shares used in computation – basic and diluted	25,941,132	9,795,841	15,465,095	9,741,378

CONSOLIDATED BALANCE SHEET INFORMATION

(In thousands of dollars)

	9/30/03	12/31/03
Current assets	$1,024	$1,051
Total assets	1,938	1,985
Current liabilities	1,035	767
Total equity	903	1,218

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